UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

Metacrine, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39512	47-2297384
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3985 Sorrento Valley Blvd., Suite C San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 369-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MTCR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On December 22, 2021, Hubert Chen notified the Company that he will resign from his position as Chief Medical Officer, effective as of December 31, 2021. Dr. Chen’s resignation is not the result of any disagreement with the Company regarding its operations, policies or practices. The Company has issued a press release announcing Dr. Chen’s resignation. A copy of the press release is attached hereto as Exhibit 99.1

At-the-Market Offering Program Update

As previously reported, on October 4, 2021, the Company entered into a sales agreement with SVB Leerink LLC (“Leerink”), as agent, pursuant to which the Company may offer and sell Common Stock for aggregate gross sale proceeds of up to $50.0 million from time to time through Leerink under an “at-the-market” offering program. Since October 4, 2021, the Company has issued and sold an aggregate of 15,534,172 shares of Common Stock under its “at-the-market” offering program for aggregate net sale proceeds of approximately $21.7 million, after deducting sales commissions and related professional fees and services.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibit is furnished with this Current Report.

Exhibit Number	Description
99.1	Press release issued on December 27, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Metacrine, Inc.

Date: December 27, 2021	By:	/s/ Catherine Lee
Catherine Lee
EVP, General Counsel and Corporate Secretary

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